                                                                     Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
January 30, 2006		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE COMPANY ANNOUNCES
RECORD SALES AND EARNINGS FOR 2005

2005 Earnings per share increase 11.3% on 9.1% sales gain

     STANLEYTOWN, VA, /PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported record sales and earnings for 2005. Sales were at the low end and earnings exceeded management’s previous guidance range provided in mid October 2005.

Net sales of $333.6 million rose 9.1% over the prior year. Earnings per share grew 11.3% to $1.77 in 2005 from $1.59 in 2004.

Fourth quarter sales of $81.4 million decreased 2.2% from record fourth quarter sales in 2004. However, earnings per share grew 7.0% to $.46 compared to $.43 in the fourth quarter of 2004.

Operating income for 2005 improved to $37.4 million, or 11.2% of net sales, from $34.7 million, or 11.3% of net sales, for the prior year. The favorable impact of higher sales in 2005 was mitigated by higher raw material costs, compensation costs, energy costs, freight costs, increased warehouse expense and tariffs imposed on wooden bedroom furniture imported from China.

Strong cash flow from operations for 2005 was used to purchase $23.0 million of the Company’s common stock (including $13.0 million in the fourth quarter), pay cash dividends of $3.1 million, repay $4.3 million of debt, and increase cash on hand $4.9 million. Working capital, excluding cash and current maturities of long-term debt, decreased $3.7 million in 2005 primarily due to lower inventories. Approximately $17.2 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock. At December 31, 2005, the Company was in a net cash position with total debt outstanding of $11.4 million and cash on hand of $12.6 million.

Business Outlook

“We are pleased to report a record year of sales and earnings”, commented Jeffrey R. Scheffer, President and Chief Executive Officer. “While industry sales trends were positive in 2005, we believe the consistent execution of our strategy has resulted in market share gains that drove most of our sales growth. Fourth quarter sales declined 2.2% ending a string of fourteen consecutive quarters of year over year sales growth, punctuating an industry slow down that began during the third quarter. As a result, we enter 2006 cautiously, mindful of an uncertain demand environment yet confident in our ability to continue to gain market share and anticipate another good year.”

Management offers the following guidance for total year 2006.

•	Net sales are expected to be in the range of $340 million to $350 million, an increase of 2% to 5% over the prior year.
•	Operating income is expected to be in the range of $37.3 million to $38.3 million.
•	The Company’s effective tax rate is expected to be in the range of 35.0% to 35.3% in 2006.
•	Earnings per share are expected to be in the range of $1.84 to $1.90 compared to $1.77 for 2005.

Management offers the following guidance for the quarter ending April 1, 2006.

•	Net sales are expected to be in the range of $81 million to $84 million, ranging from a decrease of 2% to an increase of 1% over the first quarter of 2005.
•	Operating income is expected to be in the range of $8.7 million to $9.3 million.
•	Earnings per share are expected to be in the range of $.43 to $.46 compared to $.43 in the year-ago quarter.

Other Information

All earnings per share amounts are on a diluted basis and adjusted for the two-for-one stock split distributed on June 6, 2005.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, January 31, 2006 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through February 7, 2006) is (877) 660-6853, the account reference number is 275 and the conference number is 187607.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to raise prices in response to inflation and increasing costs, the cyclical nature of the furniture industry, the inability to obtain sufficient quantities of quality raw materials in a timely manner, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, business failures or loss of large customers, environmental compliance costs, and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this filing, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2005	2004	2005	2004

Net sales	$81,446	$83,269	$333,646	$305,815

Cost of sales	61,318	62,509	251,937	230,174

Gross profit	20,128	20,760	81,709	75,641

Selling, general and administrative expenses	10,871	11,361	44,267	40,953

Operating income	9,257	9,399	37,442	34,688

Other income, net	98	43	288	188
Interest Income	109	21	358	43
Interest expense	521	577	2,183	2,386
Income before income taxes	8,943	8,886	35,905	32,533

Income taxes	3,101	3,200	12,674	11,744
Net income	$5,842	$5,686	$23,231	$20,789

Diluted earnings per share	$0.46	$0.43	$1.77	$1.59

Weighted average number of shares	12,806	13,284	13,154	13,099

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	Dec 31,	Dec 31,
	2005	2004

Assets
Current assets:
Cash	$12,556	$7,632
Accounts receivable, net	36,957	36,036
Inventories	69,961	73,658
Prepaid expenses and other current assets	1,435	1,585
Deferred income taxes	2,462	2,414

Total current assets	123,371	121,325

Property, plant, and equipment, net	50,744	51,342
Goodwill	9,072	9,072
Other assets	7,301	7,149

Total assets	$190,488	$188,888

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$4,257
Accounts payable	16,405	16,056
Accrued expenses	12,909	12,445

Total current liabilities	32,171	32,758

Long-term debt	8,571	11,428
Deferred income taxes	10,164	10,742
Other long-term liabilities	6,833	6,695

Stockholders' equity	132,749	127,265

Total liabilities and stockholders' equity	$190,488	$188,888

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended
	Dec 31,	Dec 31,
	2005	2004
Cash flows from operating activities:
Cash received from customers	$333,233	$300,429
Cash paid to suppliers and employees	(287,559)	(278,509)
Interest paid, net	(1,792)	(2,387)
Income taxes paid, net	(11,080)	(9,061)
Net cash provided by operating activities	32,802	10,472

Cash flows from investing activities:
Capital expenditures	(4,986)	(1,718)
Other, net	(33)	(135)
Net cash used by investing activities	(5,019)	(1,853)

Cash flows from financing activities:
Repayment of senior notes	(4,257)	(7,015)
Purchase and retirement of common stock	(22,993)	-
Dividends paid	(3,081)	(2,517)
Proceeds from insurance policy loans	1,110	993
Proceeds from exercise of stock options	6,362	5,043
Net cash used by financing activities	(22,859)	(3,496)

Net increase in cash	4,924	5,123
Cash at beginning of period	7,632	2,509

Cash at end of period	$12,556	$7,632

Reconciliation of net income to
net cash provided by operating activities:
Net income	$23,231	$20,789

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	5,670	5,622
Deferred income taxes	(609)	(1,327)
Changes in working capital	4,168	(16,357)
Other assets	248	66
Other long-term liabilities	94	1,679
Net cash provided by operating activities	$32,802	$10,472